Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

InfuSystem Holdings Inc.
Rochester Hills, Michigan

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of InfuSystem Holdings, Inc. and subsidiaries of our reports dated March 16, 2023, relating to the consolidated financial statements and the effectiveness of InfuSystem Holdings, Inc.’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022.

/s/ BDO USA, LLP.

Troy, Michigan
June 6, 2023